Exhibit (h)(8)

Fee Waiver Agreement

EULAV Securities LLC (the “Distributor”) agrees to the following fee waivers:

Value Line Tax Exempt Fund, Inc.: The Distributor waives 0.25% of the Rule 12b-1 fee for the period July 1, 2021-June 30, 2022;

Value Line Strategic Asset Management Trust: The Distributor waives 0.13% of the Rule 12b-1 fee for the period May 1, 2021-June 30, 2022.

Value Line Centurion Fund, Inc.: The Distributor waives 0.13% of the Rule 12-1 fee for the period May 1, 2021-June 30, 2022.

Dated this 8th day of March, 2021

On behalf of the Distributor,

/s/ Mitchell Appel
Mitchell Appel, President
EULAV Securities LLC.

Received

/s/ Christopher W. Roleke
Christopher W. Roleke, Treasurer Value Line Mutual Funds